UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.                    )

Filed by the Registrant ☑

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NxSTAGE MEDICAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NxSTAGE MEDICAL, INC.

350 Merrimack Street

Lawrence, Massachusetts 01843

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 21, 2015

To our stockholders:

We invite you to our 2015 Annual Meeting of Stockholders, which will be held at the Lanam Club at 260 North Main Street, Andover, Massachusetts on Thursday, May 21, 2015 at 10:00 a.m., local time. At the Annual Meeting, stockholders will consider and act upon the following matters:

1. The election of the eight nominees identified in this proxy statement to our Board of Directors;

2. An advisory vote on our named executive officers’ compensation;

3. The ratification of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year;

4. The approval of an amendment to our 2005 Employee Stock Purchase Plan to increase the number of shares that may be issued pursuant to the plan by an additional 200,000 shares; and

5. The transaction of such other business as may properly come before the meeting and any adjournments or postponements.

Only stockholders of record at the close of business on March 23, 2015 are entitled to receive notice of, to attend, and to vote at, the Annual Meeting.

Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the Annual Meeting, we hope you will take the time to vote your shares over the Internet, by telephone or by completing and mailing a proxy card or voting instruction form, as applicable.

By Order of the Board of Directors,

Winifred L. Swan

Secretary

Lawrence, Massachusetts

April 23, 2015

NxSTAGE MEDICAL, INC.

350 Merrimack Street

Lawrence, Massachusetts 01843

Proxy Statement for the 2015 Annual Meeting of Stockholders

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

We are sending you this proxy statement and our 2014 annual report to stockholders because the Board of Directors of NxStage Medical, Inc. (NxStage or the Company) is soliciting your proxy to vote at our 2015 annual meeting of stockholders (Annual Meeting) to be held at the Lanam Club at 260 North Main Street, Andover, Massachusetts on Thursday, May 21, 2015 at 10:00 a.m., local time. These materials were first sent to stockholders on April 23, 2015.

Who can vote at the annual meeting?

Each share of our common stock that you own as of the close of business on March 23, 2015 (Record Date) entitles you to one vote for each nominee for director and one vote on each other matter considered at the Annual Meeting. As of the Record Date, there were 63,209,979 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

How do I vote?

If your shares are registered in your name with our transfer agent, you are a “record holder” of the shares and may vote:

•

Over the Internet:    Go to the website www.investorvote.com/NXTM and, using the vote control number printed on your proxy card, access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed. Your shares will be voted according to your instructions. You must submit your Internet proxy by 11:59 p.m. Eastern Time on May 20, 2015, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

•

By Telephone:    Call 1-800-652-VOTE (8683) from the United States and Canada, and follow the instructions on your enclosed proxy card. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy by 11:59 p.m. Eastern Time on May 20, 2015, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

•

By Mail:    Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Computershare Investor Services. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board. Computershare Investor Services must receive your proxy card no later than May 20, 2015, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

•	In Person at the Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide at the Annual Meeting.

If your shares are held for your account by a broker, bank or other nominee, you are a beneficial owner of the shares, which are held in “street name,” and you must follow the voting instructions provided by your broker, bank or other nominee. In most cases, you may submit voting instructions over the Internet or by telephone to your broker, bank or other nominee, or you may complete, sign and return a voting instruction form provided by your broker, bank or other nominee. If you wish to vote in person at the Annual Meeting, you must have a legal proxy from your broker, bank or other nominee issued in your name giving you the right to vote your shares in person.

Can I change my vote?

If your shares are registered in your name with our transfer agent, you may revoke your proxy and change your vote at any time before the Annual Meeting by:

•	Re-voting over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted.

•	Submitting a new proxy card as instructed above. Only your latest dated proxy card will be counted.

•	Attending the Annual Meeting and voting in person as instructed above. Attending the Annual Meeting will not in and of itself revoke a previously submitted proxy unless you specifically request it.

If your shares are held for your account by a broker, bank or other nominee, you may submit new voting instructions by contacting your broker, bank or other nominee.

Will my shares be voted if I don’t return my proxy or otherwise submit my voting instructions?

If your shares are registered in your name with our transfer agent, your shares will not be voted unless you follow one of the voting procedures described above under “How do I vote?”

If your shares are held for your account by a broker, bank or other nominee, that firm may vote your shares on “routine matters” even if you do not submit voting instructions. Your broker, bank or other nominee cannot, however, vote your shares on “non-routine matters” without receiving your voting instructions. If the firm holding your shares does not receive your voting instructions on a non-routine matter, that firm will inform us or the inspector of elections for the Annual Meeting that it does not have the authority to vote your shares on that matter. This is generally referred to as a “broker non-vote.”

We believe that all of our Annual Meeting matters other than the ratification of our independent registered public accounting firm will be characterized as non-routine matters under applicable rules. We encourage you to provide voting instructions to your broker, bank or other nominee to ensure that your shares will be voted at the Annual Meeting.

How many shares must be present to conduct business at the Annual Meeting?

A majority of the outstanding shares of our common stock as of the Record Date must be present at the Annual Meeting in person or by proxy to conduct business at the Annual Meeting. This is called a quorum. Your shares will be counted for purposes of determining whether a quorum exists if you follow one of the voting procedures described above under “How do I vote?” or are represented in person at the Annual Meeting. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

What vote is required to approve each matter and how are votes counted?

•

Election of Directors.    The eight nominees for director who receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions and broker non-votes are not counted for purposes of electing directors and will not have any effect on the voting results for this matter. You may vote FOR any or all of the nominees or WITHHOLD your vote from any or all of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors and will not affect the voting results for this matter.

•

Advisory Vote on Executive Compensation.    Because this matter asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee will take the voting results into account when making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of our Compensation Committee’s deliberations.

•

Ratification of Independent Registered Public Accounting Firm.    The affirmative vote of the holders of a majority of shares present in person or represented by proxy and voting at the Annual Meeting is required to ratify our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year. Abstentions will not have any effect on the voting results for this matter. Brokers, banks and other nominees generally have discretionary authority to vote on this matter; thus, we do not expect any broker non-votes on this matter.

•

Approval of 2005 Employee Stock Purchase Plan Amendment.    The affirmative vote of the holders of a majority of shares present in person or represented by proxy and voting at the Annual Meeting is required to approve the amendment to our 2005 Employee Stock Purchase Plan. Abstentions and broker non-votes will not have any effect on the voting results for this matter.

Are there other matters to be voted on at the Annual Meeting?

We do not know of any other matters that may come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named as proxies in the accompanying proxy card intend to vote, or otherwise act, in accordance with their judgment.

Where can I find the voting results?

We expect to report the voting results on a Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) within four business days after the end of the Annual Meeting. You may obtain a copy of the Form 8-K by sending a written request to Investor Relations, NxStage Medical, Inc., 350 Merrimack Street, Lawrence, Massachusetts 01843. You will also be able to find a copy of the Form 8-K through our website, www.nxstage.com, under the Investor Relations — SEC Filings subsection of the Our Company section of the site, or through the SEC’s EDGAR database at www.sec.gov.

Who will bear the costs of soliciting proxies?

NxStage will bear the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and other electronic means and in person, without receiving additional compensation for any such solicitation. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing our proxy materials.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders To Be Held on May 21, 2015: The Notice of 2015 Annual Meeting of Stockholders, Proxy Statement, 2014 Annual Report to Stockholders, and directions to our Annual Meeting are available at http://ir.nxstage.com/annual-proxy.cfm.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board has nominated for election at the Annual Meeting the eight director nominees listed in this proxy statement. All nominees are currently members of our Board. If elected, the nominees will hold office until our 2016 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees has indicated his or her willingness to serve, if elected. If any nominee should be unable to serve, the shares of our common stock represented by proxies may be voted for a substitute nominee designated by our Board, in compliance with all applicable state and federal laws and regulations.

The biographies of each of the nominees below contain information regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that the nominee should serve as a director. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated strong business acumen and an ability to exercise sound judgment, as well as a commitment of service to NxStage and our Board. In addition, we value their significant experience on other company boards of directors and board committees.

Director Nominees

Jeffrey H. Burbank, 52, has been our Chief Executive Officer and a director of NxStage since he founded the Company in 1998. Mr. Burbank has over 25 years of in-depth management experience with companies developing, marketing and manufacturing products for end-stage renal disease patients. He has led NxStage since its inception, guiding it through all of its developmental phases to the successful initiation and rapid growth of commercial activities, its initial public offering, and the acquisition of Medisystems Corporation. Prior to founding NxStage, Mr. Burbank co-founded Vasca, Inc., a company providing innovative implantable access devices, where he was the
President and Chief Executive Officer, as well as Chairman of its board of directors. He gained significant renal industry experience during his nine years in the renal division at Gambro, Inc., a medical technology company, where his last position was Director of Marketing and Advanced Technologies. During his career he has been an inventor on over 50 U.S. patents for medical devices. Mr. Burbank brings entrepreneurial skill, leadership, and technical and medical device experience in the renal dialysis industry to our Board.

Robert G. Funari, 67, has been a director of NxStage since January 2013 and currently serves as Chairman of our Board, Chair of our Nominating and Corporate Governance Committee, and a member of our Compensation Committee. Mr. Funari served as Chief Executive Officer and Chairman of the board of directors of Crescent Healthcare, a provider of integrated pharmacy and nursing solutions in alternate site settings, from 2004 until its acquisition by Walgreens in February 2012. Prior to joining Crescent Healthcare, Mr. Funari was Executive Vice President and Chief Operating Officer at Syncor International Corporation, a publicly-traded radiopharmacy services company, from 1993 to 1996 and also served as its President and Chief Executive Officer from 1996 to 2003. Mr. Funari was Executive Vice President and General Manager of the drug company for McKesson, Inc., a provider of pharmaceuticals, medical supplies and healthcare information technologies, and spent more than 18 years in a broad range of leadership positions at Baxter International Inc., a health care company. Mr. Funari served as a director of Beckman Coulter, Inc., a diagnostics and life sciences company, where he was a member of the compensation committee from 2005 to December 2011, as well as a director of Pope and Talbot, Inc., a forest products company, where he was on the governance and compensation committees from 2001 to 2008. He also served as a director of First Consulting Group from 2004 to 2008 and a director of Bay Cities National Bank from 1994 to September 2010, where he also served as Chairman from 2007 to September 2010. He currently sits on the boards of directors of a number of non-profit and private companies and is a member of the RAND Healthcare Board of Advisors. Mr. Funari received the Ernst & Young Entrepreneur of the Year 2010 Award in the turnaround category in Orange County/Desert cities. Mr. Funari’s executive leadership, particularly in the healthcare industry, and proven track record of strategic planning and implementation uniquely qualifies him to serve on our Board.

Daniel A. Giannini, 65, has served as a director of NxStage since 2005 and currently serves as Chair of our Audit Committee. He also serves as a director on several private and non-profit company boards. Mr. Giannini retired in 2005 after a more than 30-year career as a Certified Public Accountant with PricewaterhouseCoopers LLP, an auditing and professional services firm. During his last five years at PricewaterhouseCoopers, Mr. Giannini served as an audit partner and led the Technology, Information, Communications and Entertainment practice at the firm’s Atlanta office. Mr. Giannini brings corporate governance, internal control and financial reporting experience to our Board.

Earl R. Lewis, 71, has served as a director of NxStage since 2008 and currently serves as a member of our Compensation Committee. Mr. Lewis has served as Chairman of the board of directors of Flir Systems Inc., a manufacturer of thermal imaging and infrared camera systems, since 2000 and is a Senior Consultant with the company, and also served as its Chief Executive Officer and President from 2000 to May 2013. Mr. Lewis also serves as Chairman of the board of directors of Harvard BioScience, Inc., a manufacturer of scientific instruments. Prior to 2000, he served as Chief Executive Officer and President of Thermo Instrument Systems, Inc., a manufacturer of detection instruments. He also served
Thermo Instrument Systems in various executive capacities, including President and Chief Operating Officer, Chief Executive Officer and President of Thermo Optek Corp., and President of Thermo Jarrell Ash Corp. Mr. Lewis is a trustee of Clarkson University and New Hampton School. Previously, he served on the board of directors of American DG Energy, Inc., an on-site power generation company, from 2005 to December 2011. Mr. Lewis holds a Masters Professional Director Certification, conferred by the American College of Corporate Directors, a director education and credentialing organization. Mr. Lewis brings leadership, general management, and large public company operational, financial and corporate experience to our Board.

Jean K. Mixer, 48, has served as a director of NxStage since November 2012 and currently serves as a member of both our Audit and Compensation Committees. Ms. Mixer has served as Vice President of Strategy at Boston Children’s Hospital since January 2014. From 2005 to January 2014, she served as Chief Executive Officer of mixerconsulting, which has helped organizations grow through strategic and organizational work. From 1992 to 2004, she was at The Boston Consulting Group, a management consulting firm, where she also served as partner. Before that, Ms. Mixer was an officer at J.P. Morgan, a financial services firm. From 2006 to January 2014, Ms. Mixer was a director on the board of the Cambridge Trust Company, a commercial bank, where she also served as a member of the board’s executive committee and chair of its compensation committee. She is also an overseer at the Boys and Girls Clubs of Boston and has served as the chair of its human resources committee. Formerly, she served on the Business Round Table Committee on National Health Care Reform. Ms. Mixer brings over 25 years of public company experience including with respect to strategy, mergers and acquisitions, finance, leadership, and governance to our Board.

Craig W. Moore, 70, has served as a director of NxStage since 2002 and currently serves as Chair of our Compensation Committee. Since January 2012, Mr. Moore has served as Chairman of the board of directors of Cesca Therapeutics Inc., a regenerative medicine company, and is also chair of its audit committee and a member of its compensation committee. From 1992 to 2006, Mr. Moore served on the board of Biologic System Corp., a provider of electrodiagnostic systems. From 1986 to 2001, Mr. Moore was Chairman of the board of directors and Chief Executive Officer of Everest Healthcare Services Corporation, a dialysis provider. Since 2001, Mr. Moore has acted as a consultant to various companies in the healthcare services industry. From 1986 through 2001, Mr. Moore was President of Continental Health Care, Ltd., an extracorporeal services and supply company, and from 1990 to 2004, he was President of New York Dialysis Management, a dialysis management business. Mr. Moore also serves as a director on several private company boards. Mr. Moore brings leadership and corporate and dialysis services industry experience to our Board.

Reid S. Perper, 55, has served as a director of NxStage since 2005 and currently serves as a member of both our Audit and Nominating and Corporate Governance Committees. Since May 2011, Mr. Perper has been a Senior Advisor supporting European investments with Health Evolution Partners, a healthcare focused private equity firm. From 2008 to 2013, Mr. Perper was a founder and partner of MCT Advisors LLP, a London based financial advisory firm. From 2004 to 2009, Mr. Perper was Managing Director of Healthcare Investment Partners LLC, a healthcare focused private equity firm. From 2000 to 2003, Mr. Perper was co-Head of European Private Equity at Credit Suisse and
Managing Director of DLJ Merchant Banking Partners, both private equity firms. Mr. Perper joined the investment banking firm Donaldson, Lufkin & Jenrette in 1988 and was a founding member of DLJ Merchant Banking Partners, the firm’s private equity group. Mr. Perper also served as an investment professional for the investment management firm Caxton Europe Asset Management Ltd. from 2004 to 2005. Mr. Perper brings over 25 years of experience in private equity, as well as strategic and capital market experience, particularly within medical devices, healthcare services, pharmaceuticals and biotechnology, to our Board.

Barry M. Straube, M.D., 66, has served as a director of NxStage since July 2011 and currently serves as a member of our Nominating and Corporate Governance Committee. Since September 2011, Dr. Straube has been a Director with The Marwood Group, a healthcare advisory, research and financial services firm. From 2005 to February 2011, Dr. Straube served as Chief Medical Officer for the Centers for Medicare & Medicaid Services (CMS), simultaneously serving as the Director of the CMS Office of Clinical Standards & Quality. From 2000 to 2005, Dr. Straube served as CMS Regional Chief Medical Officer for California, Arizona, Nevada, Hawaii and far Pacific Territories. From
1995 to 2000, Dr. Straube was Vice President of Quality Improvement and Senior Medical Director at Health Net, a publicly traded managed care organization. Dr. Straube is Board-Certified in Internal Medicine and Nephrology and served as Chief of Nephrology at California Pacific Medical Center in San Francisco, CA. He sits on a number of scientific advisory boards in the pharmacology, biotechnology and medical technology arenas. As both a nephrologist and the former most senior clinical advisor to CMS, Dr. Straube brings extensive industry experience and leadership in healthcare policymaking, statutory and regulatory requirements, healthcare payer and clinical experience in nephrology to our Board.

Our Board recommends a vote FOR the election of each director nominee named above.

PROPOSAL 2 — ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICERS’

COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (Exchange Act), we are seeking stockholder input on our named executive officers’ compensation as disclosed in this proxy statement.

As we describe in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with those of our stockholders. In addition to driving performance over time, our emphasis on performance-based compensation which covers both the near- and long-term helps to discourage excessive risk-taking by management. Also, using equity instruments as a meaningful portion of our named executive officers’ total compensation not only helps to align management incentives with the enhancement of long-term stockholder value, but also furthers our corporate goal of conserving cash.

In order to establish a strong link between executive pay and corporate performance, our Compensation Committee chose to continue to put a significant percentage of our named executive officers’ 2014 compensation at risk under our annual and long-term incentive plans. For our 2014 corporate bonus plan, our Compensation Committee selected objectives related to revenue growth from sales of our medical products, operations at our Kidney Care dialysis centers, and overall financial performance. For our 2014 performance share plan, our

Compensation Committee selected revenue growth in the home market as the performance objective. Overall, we performed well against these multi-faceted corporate goals. In 2014, we reported record revenues driven by sales from our medical products in the home and critical care markets, and capital expenditures and operating expenses for our Kidney Care dialysis centers were within our expectations. Short- and long-term incentive awards earned by our named executive officers reflect this strong corporate performance in 2014, and are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Our Compensation Committee oversees our executive compensation program and has primary responsibility for reviewing, setting and approving the compensation of our named executive officers. In fulfilling this responsibility, our Compensation Committee relies on three key elements: market referencing, performance considerations, and judgment by our Compensation Committee and Chief Executive Officer. Our Compensation Committee also engages an independent compensation consultant to assist the Committee with executive compensation matters. These elements are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Our executive compensation program consists of fixed compensation elements, such as base salary and employment benefits, and variable at-risk performance-based elements, such as annual and long-term incentives. Our fixed compensation elements are designed to provide a stable source of income and financial security to our executives, while our variable at-risk performance-based compensation elements are designed to reward exceptional performance and promote long-term stockholder value creation. Additional details about these compensation elements and the design of our 2014 executive compensation program are provided in the Compensation Discussion and Analysis section of this proxy statement.

We believe that our overall compensation approach enables us to remain competitive with our industry peers while ensuring that our executives are appropriately incentivized to deliver both near- and long-term results.

For these reasons, our Board is asking stockholders to approve the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for its 2015 annual meeting of stockholders pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

While the advisory vote we are asking you to cast is non-binding, our Compensation Committee and our Board value the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

Our Board has determined to hold an advisory vote on our named executive officers’ compensation annually, with the next such vote to occur at the 2016 annual meeting of stockholders. We expect the next stockholder advisory vote on the frequency of such advisory vote to be held at the 2017 annual meeting of stockholders.

Our Board recommends an advisory vote FOR our named executive officers’ compensation.

PROPOSAL 3 — RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Ernst & Young has served as our independent registered public accounting firm since 2002. Information about Ernst & Young’s fees and services for 2014 and 2013 is provided in the Corporate Governance — Fees of Independent Registered Public Accounting Firm section of this proxy statement.

Although stockholder approval of the selection of Ernst & Young is not required, our Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved, our Audit Committee will reconsider its selection of Ernst & Young. Even if the selection is ratified, our Audit Committee retains the ability to change the engagement of Ernst & Young if it determines that a change is in NxStage’s best interest. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Our Board recommends a vote FOR the ratification of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December  31, 2015.

PROPOSAL 4 — APPROVAL OF AN AMENDMENT TO OUR 2005 EMPLOYEE STOCK

PURCHASE PLAN

We are asking our stockholders to consider and to approve this proposal regarding an amendment to the NxStage Medical, Inc. 2005 Employee Stock Purchase Plan (2005 Employee Stock Purchase Plan or 2005 Plan) to increase the number of shares of our common stock which may be issued under the 2005 Plan by an additional 200,000 shares to 850,000 shares overall. Upon recommendation of our Compensation Committee, on January 29, 2015, our Board adopted the 2005 Plan amendment, to be effective upon approval by our stockholders at the Annual Meeting.

We are asking our stockholders to approve the 2005 Plan amendment in order to comply with applicable NASDAQ rules and, to the extent permitted by law, to enable the 2005 Plan, as so amended, to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986. The 2005 Plan amendment will become effective on the date it is approved by our stockholders, if it is approved by our stockholders. If our stockholders do not approve the 2005 Plan amendment, employee participation in the 2005 Plan will continue only to the extent of the shares of our common stock presently available for issuance under the 2005 Plan.

The 2005 Plan allows our employees to purchase our common stock at a discount from market price twice each year from us through one or more offerings. The 2005 Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. If the 2005 plan is qualified under Section 423, our employees who participate in it may enjoy certain tax advantages, as described below. We believe that the 2005 Plan is an important benefit that helps us attract and retain employees, and encourages our employees’ participation in and commitment to our business and financial success through ownership of our stock. Employee participation in this plan has been strong, with approximately 27% of U.S. employees participating in the 2005 Plan during 2014. If the proposed share increase is not approved, we will only be able to continue offering shares under the 2005 Plan for a limited period, which may impair our ability to offer a competitive compensation package to our employees.

Our Board believes that the proposed increase in the number of shares of our common stock available for issuance under the 2005 Plan is an appropriate share increase at this time and will allow us to continue offering an important benefit to attract and retain valuable employees. In determining the number of shares to make available under the 2005 Plan, our Board and Compensation Committee considered a number of factors, including the size and composition of our work force, historic stock price and volatility, and plan participation rates. As of April 9, 2015, we had only 92,000 shares available for future issuance under the 2005 Plan, with approximately 22,400 of such shares earmarked for the current offering period ending June 30, 2015. The closing market price of our common stock as of such date was $18.23 per share.

Description of the 2005 Plan

A summary of the material terms of the 2005 Plan, including the proposed amendment, is set forth below. This summary, however, does not purport to be a complete description of all of the provisions of the 2005 Plan and is qualified in its entirety by reference to the full text of the 2005 Plan, a copy of which is attached as Appendix A to this proxy statement and which is incorporated by reference into this proposal. Stockholders should refer to Appendix A for a more complete description of the 2005 Plan.

Administration.    The 2005 Plan is administered by our Compensation Committee. Our Compensation Committee interprets and construes all provisions of the 2005 Plan and any rules and regulations adopted for the administration of the plan.

Offerings.    We may make one or more offerings to employees to purchase our common stock under the 2005 Plan, as determined by our Compensation Committee. Unless otherwise specified by our Compensation Committee, offerings will begin each January 1 and July 1, or the first business day thereafter. Each offering commencement date will begin a six-month “plan period” during which payroll deductions will be made and held for the purchase of common stock at the end of the plan period.

Eligibility.    All employees of NxStage or any NxStage subsidiary designated by our Compensation Committee are eligible to participate in the 2005 Plan if:

•	they are customarily employed by NxStage or a designated subsidiary for more than 20 hours per week and for more than three months in a calendar year;

•	they have been employed by NxStage or a designated subsidiary for at least three months prior to enrolling in the 2005 Plan; and

•	they are employed by NxStage or a designated subsidiary on the first day of the applicable plan period.

An employee may not participate in the 2005 Plan if, immediately after the grant, the employee would own stock, or hold outstanding options to purchase stock, equal to five percent (5%) or more of the total combined voting power or value of all classes of our stock. Non-employee directors are not eligible to participate in the 2005 Plan.

There are 136 employees who currently participate in the 2005 Plan. Since its inception, our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers, have not participated in the 2005 Plan.

Shares Available.    650,000 shares of our common stock have previously been approved for issuance under the 2005 Plan. For the 2014 plan year, 70,899 shares were issued and currently 92,000 shares of common stock are available for issuance under the 2005 Plan, with approximately 22,400 of such shares earmarked for the current offering period ending June 30, 2015.

Deductions.    An employee may authorize a payroll deduction under the 2005 Plan equal in any dollar amount up to a maximum of 10% of the compensation he or she received during the applicable plan period. Our Compensation Committee may establish a minimum payroll deduction amount for any plan period.

Limitations.    No employee may purchase in any one calendar year under the 2005 Plan (and any other employee stock purchase plan of ours) shares of our common stock having an aggregate fair market value in excess of $25,000, determined as of the first trading day of the plan period during which such shares are purchased.

Purchase Price.    On the commencement date of each offering, we will grant each participant in the 2005 Plan an option to purchase on the last day of the plan period the largest number of full shares of our common stock that does not exceed the participant’s accumulated payroll deductions as of the exercise date divided by the purchase price for the plan period. Historically, the purchase price has been the lower of 95% of the closing market price of our common stock on (1) the first business day of the plan period, or (2) the exercise date, which is memorialized in the proposed amendment to the 2005 Plan. The 2005 Plan offers the Compensation Committee the flexibility to set a different purchase price which may be based on the lesser of the closing market price of our common stock on the first business day of the plan period or the exercise date, or may be based solely on the closing market price of our common stock on the exercise date.

Amendment.    Our Compensation Committee may at any time amend the 2005 Plan in any respect, except that if the approval of our stockholders is required under Section 423 of the Internal Revenue Code, the amendment will not be effected without their approval, and in no event may any amendment be made which would cause the plan to fail to comply with Section 423 of the Internal Revenue Code.

Adjustments for Changes in Capitalization and Reorganization Events.    Appropriate adjustments will be made to the number of shares available under the 2005 Plan, applicable purchase prices and applicable purchase limitations in the event of a stock split, dividend or similar changes in our capitalization. In the event of a merger, consolidation or other reorganization event, our Compensation Committee is authorized to take any one or more of the following actions as to outstanding options under the 2005 Plan:

•	provide that options will be assumed, or substantially equivalent options will be substituted, by the acquiring or succeeding corporation;

•

provide that all outstanding options will be terminated as of the effective date of the merger, consolidation or other reorganization event, and that all such outstanding options will become exercisable to the extent of accumulated payroll deductions as of a date specified by our Compensation Committee;

•

provide that all outstanding options will be cancelled as of a date prior to the effective date of the merger, consolidation or other reorganization event and that all accumulated payroll deductions will be returned to participants on such date; and

•

upon the occurrence of certain reorganization events, provide that participants will receive a cash payment equal to the acquisition price times the number of shares of common stock subject to the participant’s option minus the aggregate option price of such option, in exchange for the termination of such option.

Federal Income Tax Consequences

The following is a summary of the federal income tax consequences that generally apply to U.S. employees who participate in the 2005 Plan as well as the tax consequences to us. This summary assumes that all awards are exempt from, or comply with, Section 409A of the Internal Revenue Code relating to non-qualified deferred compensation. Changes to the tax laws could alter the tax consequences described below. The following description of tax consequences is intended only for the general information of our stockholders. A participant in the 2005 Plan should not rely on this description and instead should consult his or her own tax advisor.

Tax Consequences to the Employee.    Generally, U.S. employees will not have income when they enroll in the 2005 Plan or when they purchase shares of common stock at the end of an offering. Employees may have both ordinary compensation income and a capital gain or loss when they sell stock acquired under the 2005 Plan. The amount and type of income and loss will depend on when the employee sells his or her shares. If shares of stock are sold at a profit (the sales proceeds exceed the purchase price) more than two years after the commencement of the offering during which the employee purchased the stock and more than one year after the date that the employee purchased the stock, then the employee will have compensation income equal to the lesser of:

•	5% of the value of the stock on the commencement date; and

•	the employee’s profit.

Any excess profit will be long-term capital gain. If the employee sells the stock at a loss after satisfying these waiting periods, then the loss will be a long-term capital loss.

If the employee sells the stock prior to satisfying these waiting periods, then the employee will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the employee will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The employee also will have a capital gain or loss equal to the difference between his or her sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the employee has held the stock for more than one year and otherwise will be short-term.

Withholding.    The amount that an employee elects to have deducted from his or her base pay for the purchase of stock under the 2005 Plan constitutes compensation income and is subject to withholding for income, medicare and social security taxes, as applicable. There is no withholding of income, medicare or social security taxes upon the purchase of stock under the 2005 Plan or upon the sale of stock acquired under the 2005 Plan.

Tax Consequences to NxStage.    There will be no tax consequences to us except that we will be entitled to a deduction when an employee has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

Registration with the SEC

If the 2005 Plan amendment is approved by our stockholders, we intend to file a Securities Act Registration Statement on Form S-8 relating to the 2005 Plan amendment during the second half of 2015.

Our Board recommends a vote FOR approval of the amendment to the 2005 Employee Stock Purchase Plan.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying notes provide information about the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers (listed in the Summary Compensation Table);

•	each of our directors and nominees for director; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the person has sole or shared voting and investment power and also includes any shares that the person has the right to acquire within 60 days after April 9, 2015 (Ownership Date) through the exercise of any stock option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement. Unless otherwise indicated, the persons identified have sole voting and investment power with respect to the shares of our common stock beneficially owned as set forth below. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Name	Shares Beneficially Owned[1]		Percentage of Outstanding Shares[2]
FMR LLC	6,214,200	(3)	9.8%
245 Summer Street
Boston, MA 02210
Deerfield Mgmt, L.P	4,811,494	(4)	7.6%
780 Third Avenue, 37th Floor
New York, NY 10017
Gilder, Gagnon, Howe & Co. LLC	4,034,891	(5)	6.4%
3 Columbus Circle, 26th Floor
New York, NY 10019
Larry N. Feinberg	3,745,343	(6)	5.9%
c/o Oracle Partners, L.P.
200 Greenwich Avenue
Greenwich, CT 06830
BlackRock, Inc.	3,606,108	(7)	5.7%
55 East 52nd Street
New York, NY 10022
The Vanguard Group, Inc.	3,435,249	(8)	5.4%
100 Vanguard Blvd.
Malvern, PA 19355
Jeffrey H. Burbank	1,416,141		2.2%
Joseph E. Turk, Jr.	257,058		*
Robert S. Brown	201,480		*
Reid S. Perper	190,625		*
Craig W. Moore	180,386		*
Daniel A. Giannini	141,235		*
Earl R. Lewis	138,007		*
Winifred L. Swan	113,223		*
Barry M. Straube	69,406		*
Matthew W. Towse	66,075		*
Robert G. Funari	58,913		*
Jean K. Mixer	53,169		*
Jay W. Shreiner(9)	39,457		*
All current directors and executive officers as a group (12 persons)	2,885,718		4.5%

*	Represents beneficial ownership of less than one percent.

(1)	Includes the following shares which such person has the right to acquire within 60 days of the Ownership Date upon exercise of outstanding stock options:

Name	Option Shares
Jeffrey H. Burbank	539,385
Joseph E. Turk, Jr.	132,895
Robert S. Brown	141,703
Reid S. Perper	70,862
Craig W. Moore	84,862
Daniel A. Giannini	70,862
Earl R. Lewis	70,862
Winifred L. Swan	82,864
Barry M. Straube	69,406
Matthew W. Towse	53,559
Robert G. Funari	48,763
Jean K. Mixer	53,169
Jay W. Shreiner	39,457
All directors and executive officers as a group (12 persons)	1,419,192

(2)	The calculation of percentages is based upon 63,216,589 shares of our common stock outstanding on the Ownership Date plus, for each individual listed in footnote (1), the option shares listed across from such individual’s name.

(3)	Based solely on information as of December 31, 2014 contained in a Schedule 13G filed on January 12, 2015 by FMR LLC, Edward C. Johnson III and Abigail P. Johnson, which indicates that FMR LLC, Edward C. Johnson III and Abigail P. Johnson only have sole investment power over the shares listed.

(4)	Based solely on information as of December 31, 2014 contained in a Schedule 13G/A filed on February 17, 2015 by the following persons which are indicated in such filing to have shared voting and investment power over the shares listed next to their names: Deerfield Mgmt, L.P. (4,811,494 shares); Deerfield Management Company, L.P. (4,811,494 shares); James E. Flynn (4,811,494 shares); Deerfield International Master Fund, L.P. (2,492,830 shares); Deerfield Partners, L.P. (2,002,489 shares); Deerfield Special Situations Fund, L.P. (172,632 shares); and Deerfield Special Situations International Master Fund, L.P. (143,543 shares). Other than the shares listed next to Deerfield Mgmt, L.P., Deerfield Management Company, L.P., and James E. Flynn, the shares listed next to each entity above represent less than 5% of our common stock outstanding on the Ownership Date.

(5)	Based solely on information as of December 31, 2014 contained in a Schedule 13G filed on February 10, 2015 by Gilder, Gagnon, Howe & Co. LLC, which indicates that Gilder, Gagnon, Howe & Co. LLC has sole voting and investment power over 63,262 shares and shared investment power over 3,971,629 shares.

(6)	Based solely on information as of December 31, 2014 contained in a Schedule 13G/A filed on January 30, 2015 by the following persons which are indicated in such filing to have shared voting and investment power over the shares listed next to their names: Larry N. Feinberg (3,644,265 shares); Oracle Associates, LLC (2,960,535 shares); Oracle Partners, L.P. (2,578,198 shares); Oracle Investment Management, Inc. (672,130 shares); Oracle Ten Fund Master, L.P. (607,224 shares); Oracle Institutional Partners, L.P. (382,337 shares); Oracle Investment Management, Inc. Employees’ Retirement Plan (64,906 shares); and The Feinberg Family Foundation (11,600 shares). Such filing also indicates that Larry N. Feinberg has sole voting and investment power over 101,078 shares. Other than the shares listed next to Larry N. Feinberg, the shares listed next to each entity above represent less than 5% of our common stock outstanding on the Ownership Date.

(7)	Based solely on information as of December 31, 2014 contained in a Schedule 13G/A filed on February 2, 2015 by BlackRock, Inc., which indicates that BlackRock, Inc. has sole voting power over 3,473,125 shares.

(8)	Based solely on information as of December 31, 2014 contained in a Schedule 13G/A filed on February 10, 2015 by The Vanguard Group, Inc., which indicates that The Vanguard Group, Inc. has sole voting power over 84,498 shares, sole investment power over 3,357,451 shares, and shared investment power over 77,798 shares.

(9)	Mr. Shreiner resigned from our Board of Directors on March 6, 2015.

CORPORATE GOVERNANCE

Our Board believes that good corporate governance is important to ensure that NxStage is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and committee charters, described below, are available under the Investor Relations — Corporate Governance subsection of the Our Company section of our website at www.nxstage.com. Alternatively, you can request a copy of these documents by writing to Investor Relations, NxStage Medical, Inc., 350 Merrimack Street, Lawrence, Massachusetts 01843.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of NxStage and our stockholders. These guidelines, which provide a framework for the conduct of our Board, include the following provisions:

•	the principal responsibility of our directors is to oversee our management;

•	a majority of the members of our Board shall be independent directors;

•	independent directors meet at least twice a year in executive session;

•	directors have full and free access to management and, as the directors deem necessary, independent advisors; and

•	at least annually our Board conducts a self-evaluation to determine whether it and its committees are functioning effectively.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of our Board in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for managing our operations and, together with the Board, for setting NxStage’s strategic direction, while our Chairman leads our Board in providing advice to and independent oversight of management. Separating these positions allows our Chief Executive Officer to focus on NxStage’s day-to-day leadership and performance instead of Board administration. We believe this improves our Board’s ability to supervise and evaluate our Chief Executive Officer and other executive officers and enhances the independent and objective assessment of risk by our Board.

Risk Oversight

Our Board plays an active role, at both the Board and committee levels, in overseeing risk management. Our Board regularly reviews information provided by management regarding our liquidity and operations, as well as the risks associated with each. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit Committee oversees management of risks relating to financial reporting, internal controls and compliance with legal requirements. Our Nominating and Corporate Governance Committee oversees the management of risks associated with corporate governance, the independence of our Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if he or she is a non-employee director and in the opinion of our Board does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that each of our directors and nominees for director, other than Mr. Burbank, our Chief Executive Officer, is an independent director in accordance with applicable NASDAQ rules. Our Board made the same determination with respect to our former director Jay W. Shreiner at the time he was serving.

Communicating with Our Board

Our Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if, and as, appropriate. The Chairman of our Board, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate based on procedures approved by a majority of the independent directors. Under these procedures, communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of our Board considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we may in the future receive repetitive or duplicative communications.

Stockholders and interested parties who wish to send communications on any topic to our Board should address such communications to Board of Directors, c/o Winifred L. Swan, Senior Vice President and General Counsel, NxStage Medical, Inc., 350 Merrimack Street, Lawrence, Massachusetts 01843.

Director Nomination Process

Our Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors, consistent with the criteria approved by our Board, and recommending the persons to be nominated for election as directors. The process followed by our Nominating and Corporate Governance Committee to identify and evaluate candidates may include requests to members of our Board and others for recommendations, the utilization of director search firms to help identify and recruit potential candidates, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of our Nominating and Corporate Governance Committee and our Board.

In considering whether to recommend any candidate for inclusion in our Board’s slate of recommended director nominees, including candidates recommended by stockholders, our Nominating and Corporate Governance Committee applies the criteria that are set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Our Corporate Governance Guidelines specify that the value of diversity on our Board should be considered by our Nominating and Corporate Governance Committee in the director identification and nomination process. Our Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, viewpoints and backgrounds. Our Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for a nominee. The backgrounds and qualifications of our directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities, and we believe that the current composition of our Board reflects such desired diversity in business and professional experience, skills, and background.

Stockholders may recommend potential director candidates for consideration by our Nominating and Corporate Governance Committee by submitting the candidate’s name and appropriate biographical information, and, if the stockholder is not a stockholder of record, a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee,

c/o Winifred L. Swan, Senior Vice President and General Counsel, NxStage Medical, Inc., 350 Merrimack Street, Lawrence, Massachusetts 01843. Assuming that appropriate biographical information has been provided on a timely basis, our Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by our Nominating and Corporate Governance Committee or our Board, by following the procedures described in the Other Matters — Stockholder Proposals for the 2016 Annual Meeting section of this proxy statement.

Committees and Meetings

Our Board has three standing committees, which are described in the table below. Each committee’s charter is posted on the Investor Relations — Corporate Governance subsection of the Our Company section of our website, www.nxstage.com. Each member of our three standing committees is independent as defined under NASDAQ rules, and each member of our Audit Committee satisfies the additional independence requirements under Rule 10A-3 of the Exchange Act.

Committee	Principal Functions and Responsibilities	Members	Meetings in 2014
Audit

•    Appoint, approve the compensation of, and assess the independence of our registered public accounting firm.

•    Oversee the work of our registered public accounting firm, including through the receipt and consideration of reports from the firm.

•    Review and discuss with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures.

•    Monitor our internal controls over financial reporting, disclosure controls and procedures and Code of Business Conduct and Ethics.

•    Oversee our internal audit function.

•    Discuss our risk management policies.

•    Establish policies regarding hiring employees from our registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns.

•    Meet independently with our internal auditing staff, registered public accounting firm and management.

•    Review and approve or ratify any related person transactions.

		Daniel A. Giannini (Chair)† Jean K. Mixer Reid S. Perper	11
Compensation	• Review and approve, or make recommendations to our Board with respect to, the compensation of our executive officers. • Oversee an evaluation of our senior executives. • Oversee an annual review by our Board concerning management succession planning. • Administer our incentive plans. • Review and make recommendations to our Board with respect to director compensation.	Craig W. Moore (Chair) Robert G. Funari Earl R. Lewis Jean K. Mixer	7

Committee	Principal Functions and Responsibilities	Members	Meetings in 2014
Nominating and Corporate Governance	• Identify individuals qualified to become directors. • Review and make recommendations to our Board with respect to our Board leadership structure. • Recommend to our Board the persons to be nominated for election as directors and to each of our committees. • Review and assess our Corporate Governance Guidelines and recommend changes to our Board. • Oversee an annual self-evaluation of our Board.	Robert G. Funari (Chair) Reid S. Perper Barry M. Straube	2

†	Determined by our Board to be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K of the Exchange Act.

In 2014, our Board met 7 times and each of our current directors attended at least 75% of the total number of meetings of our Board and the committees on which he or she then served. Our Corporate Governance Guidelines provide that directors are expected to attend the annual meeting of stockholders. All of our then-serving directors attended our 2014 annual meeting of stockholders.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. We have posted a copy of the code on our website, www.nxstage.com. In addition, we will post on our website all disclosures that are required by law or NASDAQ rules concerning any amendments to, or waivers of, our code.

Audit Committee Report

The purpose of the Audit Committee is to assist the Board of Directors’ oversight of NxStage’s accounting and reporting processes and the audits of NxStage’s consolidated financial statements.

The Audit Committee has reviewed NxStage’s audited financial statements for the fiscal year ended December 31, 2014 and has reviewed and discussed these financial statements with NxStage’s management and Ernst & Young LLP, NxStage’s independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, Ernst & Young various communications that Ernst & Young is required to provide to the Audit Committee, including the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, other standards of the Public Company Accounting Oversight Board, the rules and regulations of the SEC, and other applicable regulations.

Ernst & Young also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ernst & Young the independence of Ernst & Young.

Based on its review and discussions with management and Ernst & Young, and its review of the representations and information provided by management and Ernst & Young, the Audit Committee recommended to NxStage’s Board of Directors that the audited financial statements be included in NxStage’s Annual Report on Form 10-K for the year ended December 31, 2014.

By the Audit Committee of the Board of Directors:

Daniel A. Giannini (Chair)

Jean K. Mixer

Reid S. Perper

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees for professional services by Ernst & Young, our independent registered public accounting firm, that were billed to us for each of the last two fiscal years. All such services were approved by our Audit Committee in accordance with the pre-approval policies and procedures described below.

Fee Category	Fiscal 2014	Fiscal 2013
Audit Fees[1]	$1,379,350	$1,308,800
Audit-Related Fees[2]	25,800	25,600
Tax Fees[3]	149,400	236,200
All Other Fees[4]	2,000	2,000

Total Fees	$1,556,550	$1,572,600

(1)	Audit fees consist of fees for the audit of our consolidated financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our consolidated financial statements and which are not reported under “Audit Fees.” These fees include the annual audit of our 401(k) plan.

(3)	Tax fees consist of fees for tax compliance services, including preparation of tax returns and tax advice, and tax consultations related to international transfer pricing matters and the medical device excise tax. Includes tax compliance fees of $85,000 in 2014.

(4)	All other fees consist of fees for using the online accounting research tools of Ernst & Young.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our Audit Committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specific types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. At the time of such pre-approval, the type of services to be provided, and the fees relating to those services, are detailed and also generally subject to a maximum dollar amount. Our Chief Financial Officer has the ability, without obtaining the specific prior approval of our Audit Committee, to engage our independent registered public accounting firm to perform general pre-approved services on projects, up to a maximum of $50,000 annually. Our Audit Committee reviews with management all services provided by our independent registered public accounting firm and all related fees charged at least annually.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Regarding Review, Approval and Ratification of Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Any related person transactions that are ongoing in nature are reviewed annually.

Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, our Audit Committee will review and, in its discretion, may ratify the related person transaction. The policy also permits the Chair of our Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting.

A related person transaction reviewed under these policies and procedures will be considered approved or ratified if it is authorized by our Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, our Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value involved in the related person transaction;

•	the approximate dollar value of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our Audit Committee may approve or ratify the transaction only if our Audit Committee determines that, under all of the circumstances, the transaction is in our best interests. Our Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (1) the related person and all other related persons own in the aggregate less than a 1% equity interest in such entity, (2) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (3) the amount involved in the transaction equals less than the greater of $200,000 or 2% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or by-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our Compensation Committee in the manner specified in its charter.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of our 2014 executive compensation program and explains how our Compensation Committee made its compensation decisions for our named executive officers, who are listed below:

Jeffrey H. Burbank	Chief Executive Officer
Joseph E. Turk, Jr	President
Matthew W. Towse	Senior Vice President and Chief Financial Officer
Robert S. Brown	President, NxStage Kidney Care
Winifred L. Swan	Senior Vice President and General Counsel

Executive Summary

Executive compensation levels and programs for our named executive officers in 2014 were set and structured to retain, incent and reward executives. As in prior years, total compensation for our named executive officers continued to be focused heavily on performance-based compensation and the use of equity to encourage long-term stockholder value creation and to conserve cash. In order to establish a strong link between executive pay and corporate performance, our Compensation Committee chose to continue to put a significant percentage of our named executive officers’ 2014 compensation at risk under our annual and long-term incentive plans, which are described below.

For our 2014 corporate bonus plan, our Compensation Committee selected objectives related to revenue growth from sales of our medical products, operations at our Kidney Care dialysis centers, and overall financial performance. For our 2014 performance share plan, our Compensation Committee selected revenue growth in the home market as the performance objective. Overall, we performed well against these multi-faceted corporate goals. In 2014, we reported record revenues driven by sales from our medical products in the home and critical care markets, and capital expenditures and operating expenses for our Kidney Care dialysis centers were within our expectations. Short- and long-term incentive awards earned by our named executive officers reflect this strong corporate performance in 2014.

Our Executive Compensation Philosophy and Objectives

We believe that the total compensation of our named executive officers should support the following objectives:

•	attract, retain and reward executives who can help us to achieve our business objectives;

•	promote the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable performance goals; and

•	align executives’ long-term incentives with the interests of our stockholders.

To achieve these objectives, our Compensation Committee evaluates our executive compensation program with the goal of targeting total compensation at levels the Committee believes are competitive with those of other companies that compete with us for executive talent in our industry and our region. In order to better align the interests of our executives with stockholders, a significant percentage of our named executive officers’ target total compensation is put at risk — dependent upon the achievement of key strategic, financial and operational goals and with the realized value of awards directly linked to our stock price. Achievement of our goals is rewarded through annual incentive bonuses, intended to compensate for the achievement of short-term performance goals, and long-term equity incentives, intended to retain executives and allow them to participate in the long-term success of NxStage as reflected in stock price appreciation. We believe our emphasis on performance-based equity incentive compensation achieves a number of important goals, including aligning our executives with appropriate business risk and the long-term interests of our stockholders and conserving cash.

At our 2014 annual meeting of stockholders, 99% of the votes cast on our “say on pay” proposal were in favor of the compensation of our named executive officers. Our Compensation Committee believes that this level of approval supports its conclusion that our existing executive compensation programs continue to be appropriate and effective in compensating executives for performance and aligning executive interests with long-term stockholder interests.

How Executive Compensation is Determined

Our Compensation Committee has primary responsibility for reviewing, setting and approving the compensation of our named executive officers. In fulfilling this responsibility, our Compensation Committee relies on three key elements: market referencing, performance considerations, and judgment by our Compensation Committee and Chief Executive Officer. Our Compensation Committee also engages an independent compensation consultant to assist it with executive compensation matters.

Role of Compensation Consultant.    Our Compensation Committee believes that independent advice is important in developing our executive compensation programs and has engaged the services of independent consulting firms to assist its evaluation of executive compensation. Since 2009, our Compensation Committee has engaged the services of Radford, an Aon Hewitt consulting company, because of its reputation as a premier compensation consultancy and its expertise in the technology and life sciences sectors, with distinct access to compensation intelligence within the medical device industry. Radford reports directly to our Compensation Committee and provides it with design alternatives for compensation programs and with data regarding the compensation of executive officers at peer and other companies in order to assist our Compensation Committee in its determination of whether the overall compensation packages for each of our named executive officers are competitive. Radford is engaged exclusively by our Compensation Committee on executive compensation matters and does not have other consulting arrangements with NxStage. Our Compensation Committee has considered the independence of Radford and has determined that no conflicts of interest are raised by the engagement.

On an annual basis, Radford works with our Compensation Committee to (1) help define the group of companies that should be included in our compensation peer group, (2) provide market data on executive compensation and compare our executive compensation to that of our peer group, and (3) analyze and make recommendations regarding all aspects of executive compensation, including base salary and short- and long-term incentive awards. Representatives of Radford periodically attend or make presentations at Compensation Committee meetings.

Market Referencing Against a Peer Group.    We base our compensation decisions partly on relevant market information, by comparing our executive target total compensation to compensation paid to employees in comparable roles within our peer group. Our peer group consists of national and regional health care companies that we believe are generally comparable to NxStage in terms of organizational structure, size and stage of development, and against which we believe we compete for executive talent.

To help establish our peer group, our Compensation Committee requested Radford to identify publicly traded companies in the medical device and equipment industry between 1/3 and 3 times the size of NxStage, based on number of employees, revenue, revenue growth and market value. Working with our Compensation Committee, Radford then evaluated each such company based on products and business strategy and recommended for inclusion in our peer group those companies that were most comparable to NxStage based on product focus, business strategy, developmental stage, and financial profile.

Applying this methodology, our Compensation Committee approved the following companies for our peer group, which were used in making 2014 executive compensation determinations:

Abaxis, Inc.	ABIOMED, Inc.
Accuray Incorporated	AngioDynamics, Inc.
ArthroCare Corporation	Atrion Corporation
Cantel Medical Corp.	Conceptus Inc.
Cyberonics, Inc.	DexCom, Inc.
HeartWare International, Inc.	ICU Medical, Inc.
Insulet Corporation	Masimo Corporation
Merit Medical Systems, Inc.	NuVasive, Inc.
Spectranetics Corporation	Thoratec Corporation
Volcano Corporation	Wright Medical Group, Inc.

In addition to our peer group data, Radford provided our Compensation Committee with broader survey data from the Radford Global Technology Survey as well as the Top 5 Data Services Medical Device Survey for use in 2014 compensation decisions. Radford works with our human resources department to match Company positions against survey positions and to compile the compensation data for each named executive officer. Our human resources department does not direct or oversee Radford’s activities.

Our philosophy is that base salaries should be targeted at the 50th percentile of our peer group to provide a fair and competitive level of pay, while offering opportunities to earn up to the 75th percentile through performance-based awards that reward exceptional performance. We believe these target percentiles enable us to attract and retain top-level talent while maintaining our overall objective of strongly linking executive compensation to Company performance. These are overall guidelines, and we may vary them based on an individual’s performance, experience level and importance to NxStage, the difficulty of replacing the individual, NxStage’s performance, and other financial and market factors.

Performance Considerations.    In addition to considering market rates for executive compensation, we compensate our executives based on their performance as a team in achieving our business objectives, as well as their individual performance. To assist our evaluation of executive performance, we conduct an annual performance review. The performance review process is designed to guide performance discussions, establish performance objectives and communicate annual achievements. Our Compensation Committee annually evaluates the performance of our Chief Executive Officer, and our Chief Executive Officer annually evaluates the performance of our other named executive officers, in consultation with our Audit Committee for our Chief Financial Officer.

Compensation Committee and Chief Executive Officer Judgment.    We do not employ a purely formulaic approach to the design of our executive compensation program. Our program operates not only based on the application of market referencing and corporate and individual performance considerations, but also through the application of judgment by our Compensation Committee and Chief Executive Officer. While our Compensation Committee is responsible for approving awards and setting applicable performance targets, it relies on our Chief Executive Officer’s judgment to evaluate the actual performance of the other named executive officers and recommend appropriate salary and incentive awards including, where appropriate, adjustments to reflect individual performance. Our Chief Executive Officer participates in Compensation Committee meetings, at the request of our Compensation Committee, in order to provide background information and explanations supporting his recommendations. Our Chief Executive Officer is not present during any portion of Compensation Committee meetings at which his compensation is discussed or established.

Our Compensation Committee has delegated authority to our Chief Executive Officer, who is also a member of our Board, to grant equity awards, within specified limits, to employees at the level of Vice President and below to facilitate making new hire and retention grants and to reward special accomplishments. Our Compensation Committee has also delegated authority to our Chief Executive Officer to select, within a defined range, the amount of potential awards under our corporate bonus plan for employees at the level of Vice President and below.

Components of our Executive Compensation Program and 2014 Executive Compensation

Our executive compensation program consists of fixed compensation elements, such as base salary and employment benefits, and variable at-risk performance-based elements, such as annual and long-term incentives. Our fixed compensation elements are designed to provide a stable source of income and financial security to our executives. Our variable at-risk performance-based compensation elements are designed to reward performance at two levels: actual corporate performance compared to annual business goals, and corporate performance in terms of long-term stockholder value creation through business growth and stock price appreciation. We believe that our overall compensation approach enables us to remain competitive with our industry peers while ensuring that our executives are appropriately incentivized to both deliver short-term results and create long-term stockholder value.

The components of our named executive officers’ 2014 compensation are summarized in the following chart, with detailed descriptions of each component provided below.

2014 COMPENSATION COMPONENTS

Base Salary

Our philosophy is that base salaries should be targeted at the 50th percentile of our peer group to provide a fair and competitive level of pay. When establishing base salaries, our Compensation Committee also considers the individual’s experience and skill set, the level of the individual’s responsibility, the individual’s performance, prevailing economic conditions and internal pay equity. Our Compensation Committee reviews base salaries at least annually and adjusts them from time to time to realign salaries with market levels after taking into account the factors identified above.

Historically, the base salaries of our named executive officers have been below the 50th percentile of our peer group, with our Chief Executive Officer’s base salary falling significantly below such benchmark. Our Compensation Committee has attempted to address such discrepancies with periodic salary increases. In 2013, our Compensation Committee’s market analysis of executive compensation revealed that the base salaries of our named executive officers were between 3% and 23% below the 50th percentile of our peer group. In order to make our executive compensation program more competitive, our Compensation Committee increased our named executive officers’ base salaries for 2014 to the levels shown below.

	2014 Base Salary ($)	Increase
Jeffrey H. Burbank	520,000	18%
Joseph E. Turk, Jr	350,000	13%
Matthew W. Towse	310,000	5%
Robert S. Brown	310,000	4%
Winifred L. Swan	302,500	3%

Annual Incentive Plan

We make annual short-term incentive awards to our executives and other bonus eligible employees under our corporate bonus plan. Annual short-term incentives are intended to reward the achievement of corporate performance objectives and, as judged by our Compensation Committee and Chief Executive Officer, exceptional individual performance. At the beginning of each year, our Compensation Committee, in collaboration with our Chief Executive Officer, develops performance goals that are believed to be attainable with hard work over the next year. Our Compensation Committee approves each year’s plan and metrics to ensure an accelerated and ongoing degree of difficulty commensurate with our short- and long-term business plan. Any short-term incentive awards that are earned are typically paid in the first quarter of the following fiscal year.

For our 2014 corporate bonus plan, our Compensation Committee selected objectives related to (1) revenue growth from sales of our medical products and overall financial performance (“products objectives”) and (2) operations at our Kidney Care dialysis centers (“Kidney Care objectives”), and assigned relative weights to these objectives, as follows:

For the products objectives, our Compensation Committee assigned the greatest weight to revenue growth in the home market, reflecting our belief that the home market represents our largest market opportunity. Our Compensation Committee also considered the remaining objectives — cash generated from sales of our medical products, revenue in the critical care and in-center markets, and operating income (loss) associated with sales of our medical products — to be important to our business success. Our investors closely monitor all of these metrics to gauge our corporate performance.

For the Kidney Care objectives, our Compensation Committee assigned the greatest weight to the number of patients treated at our dialysis centers, reflecting the importance of gaining operational experience with this new care delivery model. Given our continued investments in Kidney Care, our Compensation Committee also considered the remaining objectives — capital expenditures to open new dialysis centers and operating expenses incurred in our Kidney Care segment — to be important in demonstrating the success of this model.

Our Compensation Committee determined that these objectives would appropriately encourage our executives and other bonus eligible employees to achieve superior financial performance for NxStage, and that the weight assigned to each objective would appropriately emphasize the relative importance of our top corporate performance priorities.

Our Compensation Committee further allocated the two groups of objectives described above among our named executive officers based on expectations regarding their relative areas of responsibility and focus during 2014. The allocation of performance objectives among our named executive officers is summarized below.

Potential payouts under the annual incentive awards, stated as a percentage of our named executive officers’ 2014 base salaries, required that overall performance against the applicable objectives fall within a range of achievements, as follows:

	Threshold	Target	Stretch	Outstanding
Jeffrey H. Burbank	50%	100%	125%	150%
Joseph E. Turk, Jr.	30%	60%	75%	90%
Matthew W. Towse	25%	50%	63%	75%
Robert S. Brown	25%	50%	63%	75%
Winifred L. Swan	25%	50%	63%	75%

If a threshold performance level for a particular objective was not achieved, no credit would be given for that objective.

The Company’s performance compared to the objectives selected for our 2014 corporate bonus plan is summarized below (dollar amounts in millions).

*	The operating income (loss) objective excludes the impact of Kidney Care, the cost of our 2014 corporate bonus plan and certain other adjustments. The cash generation objective also excludes the impact of Kidney Care.

For Kidney Care, the performance objective relating to number of patients was designed to be attainable with hard work during the course of 2014 and commensurate with the level of difficulty associated with the other Kidney Care objectives. Although Kidney Care’s overall performance in 2014 was within our expectations, we did not achieve the threshold objective for patient numbers, in part due to the timing of certain centers becoming both operational and certified. Accordingly, no credit was given for this objective under the 2014 corporate bonus plan.

The Company achieved 102% of the targeted products objectives and 40% of the targeted Kidney Care objectives. In accordance with the allocation of performance objectives described above, Messrs. Burbank, Turk and Towse and Ms. Swan were eligible to receive 90% of their targeted short-term incentive awards and Mr. Brown was eligible to receive 52% of his targeted short-term incentive award. Based on the Company’s performance against the objectives of our 2014 corporate bonus plan and Mr. Burbank’s assessment of the performance of his direct reports during 2014, our Compensation Committee approved in March 2015 the payment of the following short-term incentive awards to our named executive officers:

2014 Award ($)
Jeffrey H. Burbank	466,440
Joseph E. Turk, Jr.	188,370
Matthew W. Towse	139,035
Robert S. Brown	80,600
Winifred L. Swan	135,671

Reflective of our desire to conserve cash, our Compensation Committee elected to pay the short-term incentive awards to our named executive officers in fully vested shares of common stock valued as of the award date.

Long-Term Incentive Plan

Equity awards are the primary vehicle for offering long-term performance-based incentives to our executives. Our Compensation Committee generally delivers long-term performance-based incentives through annual grants of performance shares and stock options. Performance shares enable our executives to earn restricted stock units if specified performance objectives for the current year are met. Any earned awards vest into shares of our common stock over three years, based on the executive’s continued service with us. Stock options allow our executives to purchase shares of our common stock at the market price fixed on the option’s grant date, offering our executives value only upon the appreciation of our stock. Stock option grants generally vest over 48 months based on the executive’s continued service with us and expire after 10 years. We believe our performance-based equity awards create an ownership culture and help to align the interests of our executives with our stockholders. In addition, the time-based vesting features of such awards promote executive retention by providing an incentive for our executives to remain in our employ during the vesting period.

All equity grants to our executives are approved by our Compensation Committee. Our Compensation Committee determines the size of our executives’ long-term equity awards by considering:

•	benchmarks for long-term equity compensation and targeted total compensation in our peer group;

•	the executive’s performance;

•	the amount of equity previously awarded to the executive;

•	retention considerations;

•	the vesting conditions of such awards; and

•	our Chief Executive Officer’s recommendations.

Our long-term equity awards are established with the intent of delivering total compensation to our named executive officers between the 50th and 75th percentiles of our peer group, depending upon performance. This approach reflects our overall philosophy that our compensation program should offer opportunities to earn above the market median for exceptional performance. In addition, the total targeted value for such performance-based compensation generally is split equally between grants of performance shares and stock options to align our equity compensation program with peer group and broader industry practices and promote both near- and long-term value creation for our stockholders.

After our Compensation Committee approves the targeted value of our executives’ equity awards, the number of performance shares and stock options granted is determined using two valuation models. For performance shares, our Compensation Committee uses a total value delivery model, which calculates share amounts by dividing the targeted value by the 30-day average market share price of our common stock on the date of grant. For stock options, our Compensation Committee uses an intended value delivery model, which calculates option amounts by dividing the intended value by the option value derived using the Black-Scholes methodology. This methodology is dependent upon the market prices for our common stock, and movements in such prices can change the total number of stock options granted. Because the shares of stock that are issued upon the vesting of performance shares have a built-in value at the time of grant, we generally grant significantly fewer performance shares than the number of stock options we would grant for a similar purpose.

In March 2014, our Compensation Committee granted our named executive officers the performance shares and stock options set forth in the 2014 Grants of Plan-Based Awards table that follows this Compensation Discussion and Analysis. Our Compensation Committee selected revenue growth in the home market as the performance objective for our performance shares, reflecting our belief that the home market represents our largest market opportunity as well as keen investor interest in such metric. The home revenue targets for our 2014 performance shares are higher than the home revenue targets for our 2014 corporate bonus plan to reflect the greater relative value of the performance share awards. Performance between the threshold and maximum revenue targets selected by our Compensation Committee would result in 25% to 100% of the performance shares being earned.

The Company’s performance compared to the revenue growth targets selected for our 2014 performance shares, and the corresponding percentage of performance shares earned, is summarized below (dollar amounts in millions).

Since the Company exceeded the maximum revenue target in 2014, our named executive officers earned 100% of their 2014 performance shares.

Employment Benefits

We maintain broad-based benefits that are provided to all U.S. employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Our named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We match 100% of the first 3%, and 50% of the next 2%, of the employee’s compensation contributed to the 401(k) plan, subject to then-current Internal Revenue Service limits on the amount that may be contributed by employees to such plans. All of our named executive officers participate in our 401(k) plan and receive matching contributions according to this formula. We also provide additional Company-paid term life insurance to our Chief Executive Officer.

Severance and Change-of-Control Benefits

Our named executive officers are entitled to specified benefits in the event of the termination of their employment under certain circumstances specified in our employment agreements with them, including termination following a change in control of NxStage. We do not consider specific amounts payable under these arrangements when establishing annual compensation. Instead, the purpose of these benefits is to ensure that we remain competitive in attracting and retaining executives within our industry and peer group and that we retain our key executives during a potentially critical time in the event NxStage experiences a change in control. After reviewing the practices of companies represented in our peer group, we believe that our severance and change of control benefits are generally in line with severance packages offered to executives in our peer group.

We have structured our named executive officers’ change-in-control benefits under their employment agreements as “double trigger” benefits. In other words, the change in control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated without cause or the executive resigns for good reason during a specified period after the change in control. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change in control transaction, while still providing them appropriate incentives to cooperate in negotiating any change in control transaction in which they believe they may lose their jobs.

We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Payments Upon Termination or Change in Control” below.

Tax Considerations

Section162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid to our Chief Executive Officer and to each other officer (other than the Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among our most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Compensation Program Risk Assessment

We do not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on NxStage. We believe our approach to goal setting, selection of targets, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. We believe we have allocated our compensation among base salary and short- and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Weighting much of our compensation towards long-term incentive compensation discourages short-term risk taking. Further, the metrics that determine payouts for our executive officers span all of the Company’s operations and encourage decision-making that is in the best long-term interests of NxStage and our stockholders as a whole. Finally, the multi-year vesting of our equity awards is intended to properly account for the time horizon of risk.

In addition, our insider trading policy prohibits short selling of our common stock or the purchase or sale of puts or calls for speculative purposes, and requires, with limited exceptions, that our executive officers purchase or sell shares of our common stock only pursuant to SEC Rule 10b5-1 trading plans.

Compensation Committee Report

The Compensation Committee is responsible for the oversight of NxStage’s compensation programs on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

Based on the review and discussions referred to above, the Compensation Committee has recommended to the Board of Directors that such section be included in this proxy statement and incorporated by reference in NxStage Medical, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014.

By the Compensation Committee of the Board of Directors:

Craig W. Moore (Chair)

Robert G. Funari

Earl R. Lewis

Jean K. Mixer

Executive Compensation

The following table reports information about the compensation paid or granted to, or earned by, our named executive officers during 2014, 2013 and 2012, for the year(s) in which he or she was a named executive officer.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	($) Salary	Stock Awards ($)[1]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	All Other Compensation ($)[4]	($) Total
Jeffrey H. Burbank	2014	496,912	308,095	955,145	466,440	12,175	2,238,767
Chief Executive Officer	2013	437,095	274,790	1,149,998		11,975	1,873,858
	2012	418,667	603,797	439,990	297,998	11,775	1,772,226
Joseph E. Turk, Jr.	2014	338,643	107,150	332,221	188,370	10,400	976,784
President	2013	308,418	95,575	399,995		10,200	814,188
	2012	297,042	219,561	159,999	140,180	10,000	826,781
Matthew W. Towse[5]	2014	305,625	107,150	332,221	139,035	10,400	894,431
Chief Financial Officer	2013	136,343	99,053	499,730		5,454	740,580
Robert S. Brown	2014	306,404	107,150	332,221	80,600	10,400	836,775
President, NxStage Kidney Care	2013	295,141	95,575	399,995		10,200	800,911
	2012	282,875	219,561	159,999	107,316	10,000	779,751
Winifred L. Swan	2014	299,890	87,066	269,933	135,671	10,400	802,960
General Counsel	2013	291,056	77,651	325,000		10,200	703,907
	2012	280,042	219,561	159,999	92,602	10,000	762,204

(1)	Represents the aggregate grant date fair value, excluding the effect of estimated forfeitures, of annual performance share awards under our performance share plan, assuming achievement of most probable or “target” performance conditions. The grant date fair value of the 2014 performance share awards, assuming achievement of the highest performance conditions, would have been $1,232,378, $428,644, $428,644, $428,644 and $348,278 for the awards to Messrs. Burbank, Turk, Towse and Brown and Ms. Swan, respectively. Based on our performance against the 2014 performance share plan objectives, 84,064, 29,239, 29,239, 29,239 and 23,757 restricted stock units were issued to Messrs. Burbank, Turk, Towse and Brown and Ms. Swan, respectively. One-third of these restricted stock units vested upon issuance, and the remainder will vest in equal annual installments thereafter, in each case based on continued service.

(2)	Represents the aggregate grant date fair value, excluding the effect of estimated forfeitures, of annual stock options awarded. Because the value of stock options is dependent on the future market price of our common stock, there can be no assurance that the reported value will ever be realized by our named executive officers. The assumptions we used to calculate the grant date fair value of these stock options are included in Note 12, Stock Plans and Stock-Based Compensation to our consolidated financial statements included in our 2014 Annual Report on Form 10-K filed with the SEC on February 26, 2015.

(3)	Represents amounts earned based on our performance against the 2014 corporate bonus plan objectives. At the discretion of our Compensation Committee, 2014 bonus awards were paid by issuing 18,838, 7,530, 5,455, 3,054 and 5,343 fully vested shares of our common stock to Messrs. Burbank, Turk, Towse and Brown and Ms. Swan, respectively.

(4)	For 2014, represents Company matching contributions to our named executive officers’ 401(k) plan accounts and payment of a $1,775 premium under a life insurance policy for the benefit of Mr. Burbank.

(5)	Mr. Towse joined NxStage as our Chief Financial Officer in July 2013. His annualized base salary for 2013 was $295,000.

2014 GRANTS OF PLAN-BASED AWARDS

The following table reports information about incentive awards granted to our named executive officers in 2014.

		Estimated future payouts under non-equity incentive plan awards ($)[2]			Estimated future payouts under equity incentive plan awards (#)[3]			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)[4]	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)[5]
Name	Grant date[1]
		Threshold	Target	Maximum	Threshold	Target	Maximum
Jeffrey H. Burbank		260,000	520,000	780,000
	3/10/2014				21,016		84,064				308,095
	3/10/2014								175,256	14.66	955,145
Joseph E. Turk, Jr.		105,000	210,000	315,000
	3/10/2014				7,309		29,239				107,161
	3/10/2014								60,958	14.66	332,221
Matthew W. Towse		77,500	155,000	232,500
	3/10/2014				7,309		29,239				107,161
	3/10/2014								60,958	14.66	332,221
Robert S. Brown		77,500	155,000	232,500
	3/10/2014				7,309		29,239				107,161
	3/10/2014								60,958	14.66	332,221
Winifred L. Swan		75,625	151,250	226,875
	3/10/2014				5,939		23,757				87,069
	3/10/2014								49,529	14.66	269,933

(1)	Reflects the date upon which options were granted to our named executive officers as well as the date upon which our Compensation Committee approved our 2014 performance share plan.

(2)	Represents potential awards under our 2014 corporate bonus plan. Performance achieved at a level between the applicable targets would result in a proportionate adjustment to the amount of bonus earned, provided that the threshold goal must be achieved in order for any bonus to be earned. Our 2014 corporate bonus plan is described in the Compensation Discussion & Analysis — Annual Incentive Plan section of this proxy statement.

(3)	Represents potential awards under our 2014 performance share plan. For 2014, potential payouts at threshold also represented most probable or “target” payouts. Performance achieved at a level between the applicable targets would result in a proportionate adjustment to the number of restricted stock units earned, provided that the threshold goal must be achieved in order for any restricted stock units to be earned. Based on our performance against the 2014 performance share plan objectives, 84,064, 29,239, 29,239, 29,239 and 23,757 restricted stock units were issued to Messrs. Burbank, Turk, Towse and Brown and Ms. Swan, respectively. Our 2014 performance share plan is described in the Compensation Discussion & Analysis — Long-Term Incentive Plan section of this proxy statement.

(4)	Represents annual stock option grants issued under our 2005 Stock Incentive Plan. Additional information about these stock options is provided in the Outstanding Equity Awards At 2014 Fiscal Year-End table below.

(5)	Represents the aggregate grant date fair value, excluding the effect of estimated forfeitures, of performance shares, assuming achievement of most probable or “target” performance conditions, and stock options, as applicable.

Information Relating to Equity Awards and Holdings

The following table sets forth information concerning restricted stock units that have not vested, stock options that have not been exercised and unearned performance shares for each of our named executive officers outstanding as of December 31, 2014.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

		Option Awards					Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested[1] ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested[1] ($)
Jeffrey H. Burbank	3/5/2009	189,274			2.11	3/4/2016
	3/3/2010	123,900			9.96	3/2/2017
	5/27/2011	37,502	4,362	(2)	18.59	5/26/2018
	3/9/2012	29,396	13,363	(2)	18.48	3/8/2019
	3/4/2013	82,885	106,571	(2)	11.03	3/3/2023
	3/4/2013						10,107	(3)	181,219
	3/10/2014	32,859	142,397	(2)	14.66	3/9/2024
	3/10/2014									21,016	(4)	376,817
Joseph E. Turk, Jr	3/27/2008	800			4.54	3/26/2015
	3/5/2009	8,961			2.11	3/4/2016
	3/3/2010	38,000			9.96	3/2/2017
	5/27/2011	13,637	1,586	(2)	18.59	5/26/2018
	3/9/2012	10,689	4,860	(2)	18.48	3/8/2019
	3/4/2013	28,829	37,068	(2)	11.03	3/3/2023
	3/4/2013						3,675	(3)	65,893
	3/10/2014	11,429	49,529	(2)	14.66	3/9/2024
	3/10/2014									7,309	(4)	131,050
Matthew W. Towse	7/15/2013	24,479	44,640	(5)	14.05	7/14/2023
	7/15/2013						6,345	(6)	113,766
	3/10/2014	11,429	49,529	(2)	14.66	3/9/2024
	3/10/2014									7,309	(4)	131,050
Robert S. Brown	3/5/2009	10,825			2.11	3/4/2016
	3/3/2010	44,400			9.96	3/2/2017
	5/27/2011	13,637	1,586	(2)	18.59	5/26/2018
	3/9/2012	10,689	4,860	(2)	18.48	3/8/2019
	3/4/2013	28,829	37,068	(2)	11.03	3/3/2023
	3/4/2013						3,675	(3)	65,893
	3/10/2014	11,429	49,529	(2)	14.66	3/9/2024
	3/10/2014									7,309	(4)	131,050
Winifred L. Swan	1/20/2005	666			6.84	1/20/2015
	3/3/2010	7,439			9.96	3/2/2017
	5/27/2011	13,637	1,586	(2)	18.59	5/26/2018
	3/9/2012	10,689	4,860	(2)	18.48	3/8/2019
	3/4/2013	23,424	30,118	(2)	11.03	3/3/2023
	3/4/2013						3,675	(3)	65,893
	3/10/2014	9,286	40,243	(2)	14.66	3/9/2024
	3/10/2014									5,939	(4)	106,486

(1)	Based on a stock price of $17.93 per share, the closing market price of our common stock on December 31, 2014.

(2)	These stock options become exercisable in 48 equal monthly installments, with the first vesting occurring one month after the grant date.

(3)	These restricted stock units were earned under our 2012 performance share plan and vest in three equal annual installments, with the first vesting occurring on the grant date.

(4)	Reflects the target number of restricted stock units that could have been earned under our 2014 performance share plan.

(5)	This stock option becomes exercisable as to 25% of the underlying shares on the first anniversary of the grant date and, with respect to the remaining shares, becomes exercisable in 36 equal monthly installments thereafter.

(6)	This restricted stock unit vests 10%, 20%, 30% and 40% on the first, second, third and fourth anniversaries, respectively, of the grant date.

The following table sets forth information concerning the exercise of stock options and the vesting of restricted stock units during 2014 for each of our named executive officers.

2014 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Jeffrey H. Burbank	416,846	2,809,927	18,511	(2)	266,352
Joseph E. Turk, Jr.	116,113	521,270	6,731	(2)	96,851
Matthew W. Towse			705	(3)	9,518
Robert S. Brown	80,370	563,787	6,731	(2)	96,851
Winifred L. Swan	96,159	422,185	6,731	(2)	96,851

(1)	Represents the difference on the date of exercise between the closing market price of our common stock and the stock option’s exercise price.

(2)	Represents the annual vesting of restricted stock units that were granted following the achievement of financial performance targets in accordance with the terms of our performance share plans for 2011 and 2012.

(3)	Represents the annual vesting of restricted stock units that were granted in connection with Mr. Towse’s appointment as our Chief Financial Officer.

Potential Payments Upon Termination or Change in Control

Our employment agreements with our named executive officers provide them with certain rights following termination of their employment. If we terminate a named executive officer’s employment without cause or he or she resigns for good reason other than in connection with a change in control, as such terms are defined in the applicable employment agreement, then the named executive officer will be entitled to receive:

•

severance payments in an amount equal to (1) in the case of Mr. Burbank, his then-current base salary, which will be paid over the 12 months following termination of his employment, or (2) in the case of any other named executive officer, half his or her then-current base salary, which will be paid over the 6 months following termination of his or her employment;

•	continued medical coverage for (1) in the case of Mr. Burbank, 12 months or (2) in the case of any other named executive officer, 6 months; and

•

continued vesting in all stock options and stock awards held at the time of employment termination for (1) in the case of Mr. Burbank, 12 months, or (2) in the case of any other named executive officer, 6 months. Each named executive officer will have a period of 90 days following the expiration of the applicable vesting period to exercise stock options.

If we terminate a named executive officer’s employment without cause either (1) following a change in control or (2) at any time during the three months prior to an announcement of a change in control, and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if the named executive officer resigns for good reason within 12 months following a change in control, then the named executive officer will be entitled to:

•

a lump sum severance payment equal to (1) in the case of Mr. Burbank, two times his then-current base salary and two times the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year, (2) in the case of Ms. Swan, 1.25 times her then-current base salary and 1.25 times the greater of her annual bonus for the fiscal year preceding her termination or her target bonus for the then-current fiscal year, or (3) in the case of any other named executive officer, his then-current base salary and the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continued medical coverage for (1) in the case of Mr. Burbank, 24 months, (2) in the case of Ms. Swan, 15 months, or (3) in the case of any other named executive officer, 12 months;

•	full vesting and acceleration of stock options and stock awards held at the time his or her employment is terminated and a period of 90 days to exercise stock options; and

•

in the case of Messrs. Burbank, Turk and Brown and Ms. Swan, a gross-up amount on benefits received under the agreement to compensate for any excise taxes and associated penalties imposed by Section 4999 of the Code.

Each of our named executive officers has signed agreements providing for the protection of our confidential information and the transfer of ownership rights to intellectual property developed by such named executive officer while he or she was employed by us. If the named executive officer fails to comply with the provisions of our proprietary information agreement, the payments and benefits described above will cease.

If a named executive officer terminates employment with us voluntarily, other than for good reason, if we terminate a named executive officer’s employment as a result of physical or mental disability or for cause, each as defined in the named executive officer’s agreement, or if a named executive officer dies, the named executive officer will receive compensation and benefits through the last day of employment.

The following table summarizes the potential payments to our named executive officers under various termination events, in accordance with the terms of their employment agreements described above. The amounts shown below assume that the termination of each named executive officer was effective as of December 31, 2014. Actual amounts payable upon the termination of any named executive officer can only be determined definitively at the time of actual departure.

Name	Severance Benefit	Termination Without Cause or Resignation for Good Reason ($)	Termination
Without Cause
Three Months Prior to
Change in Control;
Termination
Without Cause
at Any Time After a
Change in Control;
Resignation for
Good reason
During the 12 Months
Following a Change
in Control
			($)

Jeffrey H. Burbank	Severance Payments	520,000	2,080,000
	Healthcare Benefits[1]	7,591	15,182
	Market Value of Stock Vesting on Termination[2]	1,153,718	2,889,464
	Total	1,681,309	4,984,646

Joseph E. Turk, Jr.	Severance Payments	175,000	560,000
	Healthcare Benefits[1]	3,796	7,591
	Market Value of Stock Vesting on Termination[2]	322,391	1,007,877
	Total	501,187	1,575,468

Matthew W. Towse	Severance Payments	155,000	465,000
	Healthcare Benefits[1]	3,796	7,591
	Market Value of Stock Vesting on Termination[2]	233,186	973,184
	Total	391,982	1,445,775

Name	Severance Benefit	Termination Without Cause or Resignation for Good Reason ($)	Termination
Without Cause
Three Months Prior to
Change in Control;
Termination
Without Cause
at Any Time After a
Change in Control;
Resignation for
Good reason
During the 12 Months
Following a Change
in Control
			($)

Robert S. Brown	Severance Payments	155,000	465,000
	Healthcare Benefits[1]	4,535	8,570
	Market Value of Stock Vesting on Termination[2]	322,391	1,007,877
	Total	481,926	1,481,447

Winifred L. Swan	Severance Payments	151,250	567,188
	Healthcare Benefits[1]	4,535	10,587
	Market Value of Stock Vesting on Termination[2]	274,307	831,265
	Total	430,092	1,409,040

(1)	This value is based upon the type of insurance coverage we carried for each named executive officer as of December 31, 2014 and is valued at the premiums in effect on December 31, 2014.

(2)	Based on a stock price of $17.93 per share, the closing market price of our common stock on December 31, 2014.

Director Compensation

Non-employee directors are compensated pursuant to the terms of our Board-approved director compensation policy. We do not compensate directors who are also employees for their services as directors.

Each director receives an annual retainer of $40,000, to be paid quarterly, and an annual award of immediately exercisable options with a grant date fair value of $126,000, which grant is pro-rated based on the date the director joins our Board. Directors are also entitled to receive the following additional annual retainers:

	Committee Chair			Committee Member*
Board Chair	Audit	Compensation	Nominating and Corporate Governance	Audit	Compensation	Nominating and Corporate Governance
$45,000	$20,000	$12,000	$7,000	$10,000	$5,000	$5,000

*	Not paid to committee chairs.

To the extent that our Board creates ad-hoc committees in addition to the standing committees identified above, directors will also be entitled to receive $500 per meeting of those committees. Reflective of our desire to conserve cash, our director compensation policy also sets forth procedures by which directors may elect to receive shares of our common stock in lieu of their cash compensation. Such shares are granted on the last business day of any calendar quarter during which such cash compensation is due, and are valued at the closing market price of our common stock on the grant date.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2014.

2014 DIRECTOR COMPENSATION

	Fees Earned or Paid In Cash ($)		Option Awards ($)[1]	Total ($)
Robert G. Funari	87,000		125,981	212,981
Daniel A. Giannini	60,000		125,981	185,981
Earl R. Lewis	45,000	(2)	125,981	170,981
Jean K. Mixer	55,000		125,981	180,981
Craig W. Moore	50,000		125,981	175,981
Reid S. Perper	55,000		125,981	180,981
Jay W. Shreiner[3]	50,000		125,981	175,981
Barry M. Straube	45,000		125,981	170,981

(1)	Represents the aggregate grant date fair value of an immediately exercisable stock option to purchase 23,394 shares of our common stock at an exercise price of $13.16 per share granted on May 22, 2014, the date of our 2014 annual meeting of stockholders. Grant date fair value is calculated in accordance with FASB ASC Topic 718 excluding the effect of estimated forfeitures, of stock options awarded in accordance with our director compensation policy described above. Because the value of stock options is dependent on the future market price of our common stock, there can be no assurance that the reported value will ever be realized by our directors. The assumptions we used to calculate the grant date fair value of these stock options are included in Note 12, Stock Plans and Stock-Based Compensation to our consolidated financial statements included in our 2014 Annual Report on Form 10-K filed with the SEC on February 26, 2015.

The following table shows the aggregate number of shares of our common stock subject to outstanding stock options for each non-employee director as of December 31, 2014.

Name	Shares Subject to Stock Options
Robert G. Funari	48,763
Daniel A. Giannini	84,862
Earl R. Lewis	84,862
Jean K. Mixer	53,169
Craig W. Moore	84,862
Reid S. Perper	84,862
Jay W. Shreiner	39,457
Barry M. Straube	69,406

(2)	In accordance with our director compensation policy, Mr. Lewis received $27,327 of his 2014 director fees in cash and elected to receive shares of our common stock in lieu of the remainder of the director fees he earned in 2014. Pursuant to this election, we issued Mr. Lewis (a) 883 shares on March 31, 2014 having a market value of $12.74 per share and (b) 447 shares on June 30, 2014 having a market value of $14.37 per share.

(3)	Mr. Shreiner resigned from our Board on March 6, 2015.

Securities Authorized for Issuance Under Our Equity Compensation Plans

The following table provides aggregate information about our equity compensation plans as of December 31, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights[1]	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights[2]	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans[3]
Equity compensation plans approved by security holders	5,292,270	$12.02	5,230,688

(1)	Consists of 4,102,425 stock options, 807,919 unvested restricted stock units and 381,926 unearned performance shares (assuming achievement of the highest performance conditions).

(2)	The weighted-average exercise price includes all outstanding stock options, but does not include restricted stock units or performance shares which do not have an exercise price. If the restricted stock units and performance shares were included in this calculation, the weighted average exercise price would be $9.32.

(3)	Consists of 5,134,903 shares of common stock available for future issuance under our 2014 Omnibus Incentive Plan and 95,785 shares available for future issuance under our 2005 Employee Stock Purchase Plan.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during 2014 our officers, directors and beneficial holders of more than 10% of our common stock complied with all Section 16(a) filing requirements, except that: Messrs. Burbank, Brown, Lewis and Turk and Ms. Swan each failed to timely file one Form 4 reporting one transaction; and Mr. Towse and Kevin Hershberger, our former Chief Accounting Officer, each failed to timely file two Form 4s reporting two transactions each.

Delivery of Security Holder Documents

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that, unless you have instructed otherwise, only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you without charge if you write or call Investor Relations, NxStage Medical, Inc., 350 Merrimack Street, Lawrence, Massachusetts 01843, (978) 687-4700. If you want to receive separate copies of our proxy statement and annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or phone number.

Stockholder Proposals for the 2016 Annual Meeting

Proposals that a stockholder intends to present at our 2016 annual meeting of stockholders and wishes to be considered for inclusion in our proxy statement and form of proxy for that meeting must be received by us no later than December 26, 2015. All such proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

Proposals that a stockholder intends to present at our 2016 annual meeting of stockholders, but does not wish to be included in our proxy statement and form of proxy for that meeting, as well as any director nominations, must be received by us not earlier than the close of business on January 22, 2016 and not later than the close of business on February 21, 2016. All such proposals and director nominations must comply with the advance notice provisions of our by-laws.

Notice of any stockholder proposals and director nominations must be in writing and mailed to NxStage Medical, Inc., 350 Merrimack Street, Lawrence, MA, 01843, Attention: Winifred L. Swan, Secretary.

APPENDIX A
PROPOSAL 4

NxSTAGE MEDICAL, INC.

2005 EMPLOYEE STOCK PURCHASE PLAN

(AS AMENDED)

The purpose of this Plan is to provide eligible employees of NxStage Medical, Inc. (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, $.001 par value (the “Common Stock”), commencing January 1, 2006 (the “Commencement Date”). An aggregate of 850,000 shares of Common Stock have been approved for this purpose as of the Stockholder Approval Date. This Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and shall be interpreted consistent therewith.

1.	Administration. The Plan will be administered by the Company’s Board of Directors (the “Board”) or by a Committee appointed by the Board (the “Committee”). The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive.

2.	Eligibility. All employees of the Company, including Directors who are employees, and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or the Committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:

(a)	they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than three months in a calendar year; and

(b)	they have been employed by the Company or a Designated Subsidiary for at least three months prior to enrolling in the Plan; and

(c)	they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below).

No employee may be granted an option hereunder if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee.

3.	Offerings. The Company will make one or more offerings (“Offerings”) to employees to purchase stock under this Plan. Offerings will begin each January 1 and July 1, or the first business day thereafter (the “Offering Commencement Dates”). Each Offering Commencement Date will begin a six-month period (a “Plan Period”) during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period. The Board or the Committee may, at its discretion, choose a different Plan Period of twelve (12) months or less for subsequent Offerings.

4.

Participation. An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding a payroll deduction authorization form to the employee’s appropriate payroll office at least five business days prior to the applicable Offering Commencement Date. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, his deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. The term “Compensation” means the amount of money reportable on the employee’s Federal Income

Tax Withholding Statement, excluding overtime, shift premium, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown on the employee’s Federal Income Tax Withholding Statement, but including, in the case of salespersons, sales commissions to the extent determined by the Board or the Committee.

5.	Deductions. The Company will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in any dollar amount up to a maximum of 10% of the Compensation he or she receives during the Plan Period or such shorter period during which deductions from payroll are made. Payroll deductions may be at the rate of 1%, 2%, 3%, 4%, 5%, 6%, 7%, 8%, 9% or 10% of Compensation with any change in compensation during the Plan Period to result in an automatic corresponding change in the dollar amount withheld. The minimum payroll deduction is such percentage of compensation as may be established from time to time by the Board or the Committee.

6.	Deduction Changes. An employee may decrease or discontinue his payroll deduction once during any Plan Period, by filing a new payroll deduction authorization form. However, an employee may not increase his payroll deduction during a Plan Period. If an employee elects to discontinue his payroll deductions during a Plan Period, but does not elect to withdraw his funds pursuant to Section 8 hereof, funds deducted prior to his election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below).

7.	Interest. Interest will not be paid on any employee accounts, except to the extent that the Board or the Committee, in its sole discretion, elects to credit employee accounts with interest at such per annum rate as it may from time to time determine.

8.	Withdrawal of Funds. An employee may at any time prior to the close of business on the last business day in a Plan Period and for any reason permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or the Committee.

9.	Purchase of Shares.

(a)	Number of Shares. On the Offering Commencement Date of each Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (“Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”) at the applicable purchase price (the “Option Price”) the largest number of whole shares of Common Stock of the Company as does not exceed the employee’s accumulated payroll deductions as of the Exercise Date divided by the Option Price for such Plan Period; provided, however, that no employee may be granted an Option which permits his rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock for each calendar year in which the Option is outstanding at any time.

(b)

Option Price. The Board or the Committee shall determine the Option Price for each Plan Period, including whether such Option Price shall be determined based on the lesser of the closing price of the Common Stock on (i) the first business day of the Plan Period or (ii) the Exercise Date, or shall be based solely on the closing price of the Common Stock on the Exercise Date; provided, however, that such Option Price shall be at least 85% of the applicable closing price. In the absence of a determination by the Board or the Committee, the Option Price will be the lesser of 95% of the closing price of the Common Stock on (A) the first business day of the Plan Period or (B) the Exercise Date. The closing price shall be (y) the closing price on any national securities exchange on which the

Common Stock is listed or (z) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal. If no sales of Common Stock were made on such a day, the price of the Common Stock for purposes of clause (y) above shall be the reported price for the next preceding day on which sales were made.

(c)	Exercise of Option. Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of whole shares of Common Stock reserved for the purpose of the Plan that his accumulated payroll deductions on such date will pay for, but not in excess of the maximum number determined in the manner set forth above.

(d)	Return of Unused Payroll Deductions. Any balance remaining in an employee’s payroll deduction account at the end of a Plan Period will be automatically refunded to the employee, except that any balance which is less than the purchase price of one share of Common Stock will be carried forward into the employee’s payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee’s account shall be refunded.

10.	Issuance of Certificates. Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates.

11.	Rights on Retirement, Death or Termination of Employment. In the event of a participating employee’s termination of employment prior to the last business day of a Plan Period, no payroll deduction shall be taken from any pay due and owing to an employee and the balance in the employee’s account shall be paid to the employee or, in the event of the employee’s death, (a) to a beneficiary previously designated in a revocable notice signed by the employee (with any spousal consent required under state law) or (b) in the absence of such a designated beneficiary, to the executor or administrator of the employee’s estate or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, prior to the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed shall cease to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

12.	Optionees Not Stockholders. Neither the granting of an Option to an employee nor the deductions from his pay shall constitute such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to him.

13.	Rights Not Transferable. Rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14.	Application of Funds. All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

15.	Adjustment for Changes in Common Stock and Certain Other Events.

(a)

Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share limitations set forth in Section 9, and (iii) the Option Price shall be appropriately adjusted to the extent determined by the Board or the Committee.

(b)	Reorganization Events.

(1)	Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

(2)	Consequences of a Reorganization Event on Options. In connection with a Reorganization Event, the Board or the Committee shall take any one or more of the following actions as to outstanding Options on such terms as the Board or the Committee determines: (i) provide that Options shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to employees, provide that all outstanding Options will be terminated as of the effective date of the Reorganization Event and that all such outstanding Options will become exercisable to the extent of accumulated payroll deductions as of a date specified by the Board or the Committee in such notice, which date shall not be less than ten (10) days preceding the effective date of the Reorganization Event, (iii) upon written notice to employees, provide that all outstanding Options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to participating employees on such date, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to an employee equal to (A) the Acquisition Price times the number of shares of Common Stock subject to the employee’s Option (to the extent the Option Price does not exceed the Acquisition Price) minus (B) the aggregate Option Price of such Option, in exchange for the termination of such Option, (v) provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (net of the Option Price thereof) and (vi) any combination of the foregoing.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

16.	Amendment of the Plan. The Board may at any time, and from time to time, amend this Plan in any respect, except that (a) if the approval of any such amendment by the shareholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.

17.	Insufficient Shares. In the event that the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Board or the Committee will allot the shares then available on a pro rata basis.

18.	Termination of the Plan. This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

19.	Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange or quotation on the Nasdaq National Market (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

20.	Governing Law. The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

21.	Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

22.	Notification upon Sale of Shares. Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

23.	Withholding. Each employee shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Board for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan. The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.

24.	Effective Date and Approval of Shareholders. The Plan shall take effect on the Commencement Date subject to approval by the shareholders of the Company as required by Section 423 of the Code, which approval must occur within twelve months of the adoption of the Plan by the Board.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 20, 2015.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/NXTM
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.	+

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Jeffrey H. Burbank	☐	☐	02 - Robert G. Funari	☐	☐	03 - Daniel A. Giannini	☐	☐

04 - Earl R. Lewis	☐	☐	05 - Jean K. Mixer	☐	☐	06 - Craig W. Moore	☐	☐

07 - Reid S. Perper	☐	☐	08 - Barry M. Straube	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Advisory vote on our named executive officers’ compensation.	☐	☐	☐	3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year.	☐	☐	☐

4. Approval of amendment to 2005 Employee Stock Purchase Plan.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. The signer hereby revokes all previous proxies given by the signer to vote at the Annual Meeting or any adjournments or postponements thereof. Joint owners should each sign personally. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If a corporation or partnership, the signature should be that of an authorized officer who should state his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

ELECTION TO OBTAIN PROXY MATERIALS ELECTRONICALLY INSTEAD OF BY MAIL

NxStage Medical, Inc. stockholders may elect to receive NxStage’s future annual reports and proxy statements through the Internet instead of receiving copies through the mail.

To take advantage of this option, stockholders must subscribe to one of the various commercial services that offer access to the Internet. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by the stockholder.

To elect this electronic delivery option, while voting via the Internet, simply enter your email address in the space provided.

If you consent to receive NxStage’s future proxy materials electronically, your consent will remain in effect unless you revoke your consent by logging into Investor Centre at www.computershare.com.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

YOU MAY ACCESS THE NxSTAGE MEDICAL, INC. ANNUAL REPORT AND PROXY STATEMENT AT:

http://ir.nxstage.com/annual-proxy.cfm

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — NxStage Medical, Inc.	+
ANNUAL MEETING OF STOCKHOLDERS 10:00 A.M. THURSDAY, MAY 21, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Matthew W. Towse and Winifred L. Swan, or each of them, with full power of substitution, as proxies for those signing on the reverse side to attend the 2015 Annual Meeting of Stockholders of NxStage Medical, Inc. to be held on Thursday, May 21, 2015 at 10:00 a.m., Eastern Time, at the Lanam Club, 260 North Main Street, Andover, Massachusetts 01810, and at any adjournments or postponements thereof, and to vote all shares of common stock held of record that those signing on the reverse side could vote, with all the powers those signing on the reverse side would possess if personally present at such meeting, as indicated upon all matters referred to on the reverse side and described in the proxy statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting or any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS NUMBER 2, 3 AND 4.

UNLESS YOU INTEND TO VOTE YOUR SHARES BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+